Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

	Telephone:	(978) 688-1811
	Fax:	(978) 688-2976

Watts Water Technologies Announces Pricing of Class A Common Stock Offering

North Andover, MA….November 15, 2006, Watts Water Technologies, Inc. (NYSE symbol: “WTS”) announced today the pricing of a public offering of 5,000,000 shares of newly issued Class A common stock at  $40.00 per share.  In connection with the offering, Watts has granted the underwriters an option for a period of 30 days to purchase up to an additional 750,000 shares of Class A common stock from the Company to cover over-allotments, if any.

J.P. Morgan Securities Inc. acted as sole book running manager for the offering with KeyBanc Capital Markets, a Division of McDonald Investments Inc., Robert W. Baird & Co. Incorporated, and SunTrust Robinson Humphrey acting as co-managers.

Net proceeds to the Company from the Class A common stock offering are expected to be approximately $190 million, after deducting underwriting discounts and commissions and estimated expenses associated with the transaction.  The Company expects to use the net proceeds from the offering for general corporate purposes, including the funding of future acquisitions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.  The final prospectus supplement and prospectus related to the offering will be filed with the Securities and Exchange Commission, copies of which may be obtained when available from JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.